Exhibit 10.20

DEVELOPMENT AND PROTECTED DEVELOPMENT RIGHTS AGREEMENT

THIS DEVELOPMENT AND PROTECTED DEVELOPMENT RIGHTS AGREEMENT (the "Agreement") is entered into this 23rd day of April, 2014, by and between Solar Wind Energy Tower, Inc., a Nevada corporation, (the "Developer") and the City of San Luis, an Arizona municipal corporation (the "City"). This Agreement is entered into pursuant to City Resolution Number 1053.

RECITALS

A. WHEREAS, A.R.S. § 9-500.05 authorizes the City to enter into development agreements and A.R.S. § 9-1201 authorizes the City to enter into a protected right development plan with landowners and persons having an interest in real property that is located in the City; and

B. WHEREAS, Solar Wind Energy Tower, Inc., has an interest in 640 acres of property in the municipal limits of City (the "Property") located between County 24th, County 25th, Ave. D, and Ave. C, which is more specifically described herein; and

C. WHEREAS, the Property was the subject of a preannexation development agreement with San Luis Port II Industrial Park L.L.C. dated April 27, 2011; and

D. WHEREAS, this Agreement is consistent with the portions of the City's General Plan applicable to the Property on the date this Agreement is executed;

E. WHEREAS, Developer and City desire to see the ultimate development of the Property for the project proposed by Developer, as set forth in this agreement which will have a significant and positive impact upon the City and its residents; and

F. WHEREAS, the City's governing body has authorized execution of this Agreement by Resolution No. 1053

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

ARTICLE 1. DEFINITIONS

The following terms shall have the meanings set forth below whenever used in this Agreement, except where the context clearly indicates otherwise:

1.1. Certificate of Completion as used in this Agreement, shall mean a final written acceptance of the completed and inspected project issued by the Public Works Department. A certificate of completion will not be issued until the entire project is completed in conformance with the Agreement and accepted by the City.

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1.2. City shall mean and refer to the City of San Luis, an Arizona municipal corporation, and any successor public body or entity.

1.3. Developer shall mean and refer to Solar Wind Energy Tower, Inc. and/or its wholly owned subsidiaries, Solar Wind Energy, Inc., a Delaware corporation or Arizona Green Power, LLC, an Arizona limited liability company.

1.4. Improvements shall mean and refer to all public and private improvements which may be constructed from time to time on the Property, including, without limitation, all structures, buildings, roads, driveways, parking areas, walls, landscaping and other improvements of any type or kind, or any other alteration of the natural terrain to be built by the Developer or the City, as the case may be, pursuant to the terms of this Agreement.

1.5. Property as used in this Agreement shall mean and refer to all of the real property which is legally described in Exhibit A.

1.6. Protective Development Right Plan and Schedule of Performance shall mean and refer to that schedule of performance agreed to by the City and the Developer as set forth in Exhibit B attached hereto.

1.7. Tower shall mean the solar wind tower project Developer proposes for the Property to generate electric power.

ARTICLE 2. DEVELOPMENT PLAN

2.1. Duration of Protected Development Rights. The term of this Agreement shall continue and exist from the effective date of this Agreement for a period of three years pursuant to the provisions of A.R.S. § 9-1203.A. Subject to the provisions of A.R.S. §9-1203.B, the commencement of construction of the initial construction phase during the term of this Agreement shall entitle the development of the Tower project to a two year extension of the term of this Agreement. Any building permit(s) issued shall be subject to the provisions of A.R.S. §91203 .D.

2.2. Schedule of Performance. The City and the Developer intend that the planning and development of the Property shall be achieved pursuant to the Schedule of Performance attached hereto as Exhibit B.

2.3. Approval and Processing of Plans. The City hereby acknowledges and agrees that development of the Property may occur over a span of a number of years and will require the City's ongoing participation in the review and approval of modifications and amendments to any site plans, infrastructure plans, drainage plans, design plans, building plans, grading permits, building permits, archaeological and historic preservation review and disposition, and other plans, permit applications and inspections which are a part of the City's current building and development requirements (hereinafter collectively called "Approval Requests"). City approves the Conceptual Plan attached hereto as Exhibit C for the development of the Property and agrees that said Plan can be built by Developer consistent with the current zoning on the Property as a conditional use permit, or new zoning to be obtained by Developer in accordance with City's rules regulations and ordinances and that it is consistent with the General Plan of the City. The City agrees to timely process and support any rezoning application or conditional use permit application submitted by the Developer to the City for the development of the Property in accordance with the Conceptual Plan. Developer will be entitled to build the heights, densities, and intensity of uses as shown on Exhibit C, provided that all development and zoning processes are complied with by Developer. In order to provide for expedited approval, permitting, and inspections, it is agreed that City may engage appropriate consultants and professionals, in its sole discretion. Developer agrees to reimburse City for those costs in accordance with the provisions of section 2.4 below.

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2.4. Review Process. The City acknowledges the necessity for expeditious review by the City of all plans and other materials ("Submitted Materials") submitted by the Developer to the City hereunder or pursuant to any zoning procedure, permit procedure, or other governmental procedure pertaining to the development of the Property and agrees to use its reasonable efforts accomplish such an expeditious review of the Submitted Materials whenever possible. As stated in Section 2.3 above, it is agreed that City may engage appropriate consultants and professionals, including professionals to design and manage the construction of the improvements provided in Article 3, in its, sole discretion. Developer agrees to reimburse City for all such costs and expenses. The City shall additionally be entitled to recover the administrative cost of staff time spent by the Public Works Department with respect to plan review, permitting, and inspections. Billing for this time shall be by time at the hourly rate of pay, plus benefits, of the person or persons performing work. Failure to render payment within twenty days of the date of billing shall subject Developer to a service charge of 2 percent per month until such sums have been paid.

2.5. Manager's Power to Consent. The City hereby acknowledges and agrees that any unnecessary delay hereunder would adversely affect the Developer and/or the development of the Property, and hereby authorizes and empowers the City Manager to consent to any and all requests of the Developer requiring the consent of the City hereunder without further action of the City Council, except for any actions requiring City Council approval as a matter of law.

2.6. Conflict with Prior Pre-Annexation Agreements. The City agrees in the event of any conflict between the provisions of this Agreement and the City's preannexation development agreement with San Luis Port II Industrial Park L.L.C. dated April 27, 2011, any other development agreement, or any other type of agreement with City as a party pertaining the Property, the terms and provisions of this Agreement shall control.

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ARTICLE 3. TOWER WATER

Developer will develop a well or series of wells on the Property to the specifications of City. Those specifications shall be with the understanding the wells will need to supply untreated City water to the Tower in the amounts and for the period of time stated below. To this end the specifications will provide for sufficient number of wells and sufficient depth and capacity to prudently be able to provide water at 8,000 acre feet a year for 50 years with an understanding that the Developer or its successors shall be responsible for such future replacement wells or future improvements to existing wells such that water can be supplied in the quantities and for the time provided herein. The City agrees the Developer shall take delivery of untreated City water at the well(s) and Developer shall construct the necessary infrastructure to transfer said City water to such location as determined by the Developer for Developer's intended use of the Property. Developer also agrees to either build the infrastructure needed to accept and treat gray water from the City wastewater treatment plant on Ave. D as an augmenting supply of water by the City, or the infrastructure needed to have said gray water be injected so as to recharge the aquifer. Said wells and related infrastructure and equipment shall be dedicated to the City along with appropriate easements for operation and maintenance by the City. Subject to Federal and State regulation and the ability of the City to maintain a 150 year adequate water supply to its residents and property owners, the City agrees to provide untreated City water and/or gray water to the Tower at the rate of 8,000 acre feet of water per year for a period of 50 years as provided herein. Developer agrees to pay any and all costs associated with any application for modification of the Arizona Department of Water Resources Decision and Order AWS No. 2011-003 for adequate water supply pursuant to subsection IV.4 of said Decision necessitated due to any committed demand provided for herein. Payment of said costs shall be subject to the billing provisions as set forth in Section 2.4 above. City agrees to work with Developer and/or its successors or assigns to supply water to the Property after this initial term has expired. Untreated City water shall be initially supplied to Developer at the rate of $1.15 per thousand gallons, with a cost of living adjustment as set forth below. The terms and conditions of provision of City water may be determined by separate agreement between the City and Developer. Payment shall be subject to the provisions for billing as set forth in Section 2.4 above. Developer agrees to supply and pay for all electric power needed to operate the wells providing untreated City water, or the pumps providing gray water, to the Tower. Any and all storage, treatment, pressurization, purification, or other water systems, save and except the wells on the Property, or improvements at the City's wastewater treatment plant, for delivery of City water/or gray water to the Tower shall be the property and the responsibility of Developer or its successors or assigns. The disposal of any brine or other byproducts of purification of water for tower operations shall not be through the wastewater systems of City and shall be the responsibility of Developer or its successors.

Cost of Living Index Adjustment. At the end of the fifth year after the date of provision of City water to the Tower begins, and each subsequent five years from that date, the charge for water service shall be adjusted for the succeeding five (5) years in direct proportion to any increase in the cost of living index from the base index (as defined below) to the last date prior to the anniversary date for which the index is published. The cost of living index shall mean the United States Department of Labor's Bureau of Labor Statistics Consumer Price Index for the Consumer Price Index excluding rent for the City of Phoenix, Arizona. The base index for the Consumer Price Index shall be the index published for the month and year that water service is initiated, which the parties agree is agreed base index. If the above-mentioned index shall subsequently cease to be published, City shall use such an index that is substantially similar in nature to the present publication, and an adjustment to reflect that substantially similar index, if necessary, shall be made.

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ARTICLE 4. ROADWAYS AND EASEMENTS

4.1 24th and Ave. D. Developer agrees to develop appropriate turn lanes, and traffic signalization on Ave. E at County 24th and acquire such rights of way as may be needed and develop County 24th from Ave. E to Ave. D as a four lane road and Ave, D from County 24th to the entry to the Tower site as a four lane road pursuant to the construction standards and specifications for a major Arterial Street as set forth in the Yuma County Public Works Standards. The remainder of Ave. D to County 25th Street shall be developed as a Major Collector with a right of way width of 80 feet. Developer agrees to dedicate sufficient right of way such that this remainder from the entry to the Tower site on Ave. D to County 25th Street shall be 55 feet in width from Section 13, Township 11 South, Range 24 West, Gila and Salt River Base and Meridian, Official Records of Yuma County, Arizona. Developer agrees to be responsible for the relocation of Arizona Public Service Company power poles as may be necessary.

4.2 24th from D to C. Developer agrees to dedicate right of way on the northern edge of the Property along the County 24th alignment from Ave. D to Ave. C in the width of 75 feet.

4.3 25th from D to C. Developer agrees to dedicate right of way on the southern edge of the Property along the County 25th alignment from Ave. D to Ave. C in the width of 75 feet.

4.4 Ave. C. Developer agrees to dedicate right of way on the eastern edge of the Property along the Ave. C alignment in the width of 75 feet.

4.5. Traffic Study. City shall provide for a traffic study and Developer agrees to reimburse City for said study pursuant to the reimbursement provisions of Section 2.4 above, and develop and construct such additional roadway improvements or signalization, in addition to the improvements stated above, as may be shown as needed by such study, or as agreed upon by the City and Developer, subject to Section 4.6 below.

4.6 Interior of Property. City shall not require any right of way dedications or easements for public roadway or other purposes within the interior of the Property, except as provided by Article 3 above.

4.7 Easements for Transmission of Power. City agrees to provide Developer with the use of the City's existing right of way and easements on Ave. D, to the extent that sufficient property rights exist such that transmission lines can safely and properly exist without interference in other uses within the rights of way and/or easements, and can be established without interference in the use or development of neighboring properties, and to work with Developer to obtain such additional rights of way or easements for the transmission of electricity from the tower to such points as may be needed to connect to an appropriate electrical transmission grid.

4.8 Street Lights. Developer agrees to install street lights on Ave, D from the intersection with 24th street to the intersection with 25th street and to establish a Street Lighting Improvement District.

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ARTICLE 5. UTILITY SERVICE

City agrees to provide water and wastewater utility service to the Property, subject to the provisions of Article 3 above, in accordance with its ordinances, rules, regulations, and rates.

ARTICLE 6. INDEMNIFICATION

6.1 Developer agrees to defend, indemnity and hold harmless City, its officers, officials and employees ("Indemnified Group") for liability from and against claims, damages, losses and expenses of any nature whatsoever (including but not limited to reasonable attorney fees, court costs, the costs of appellate proceedings, and all claim adjusting and handling expense), relating to, arising out of, resulting from or alleged to have resulted from the Developer's acts, errors, mistakes or omissions relating to any action or inaction of the Developer under this Agreement, including but not limited to work or services in the performance of this Agreement by any subcontractor or anyone directly or indirectly employed by or contracting with the Developer or a subcontractor or anyone for whose acts any of them may be liable.

6.2 If any claim, action or proceeding is brought against the Indemnified Group, by reason of any event that is the subject of this Agreement, Developer (at its sole cost and expense) shall pay, resist or defend such claim or action on behalf of the Indemnified Group by the attorney of the Developer, or if covered by insurance, Developer's insurer, all of which must be approved by City, which approval shall not be unreasonably withheld or delayed. The City shall cooperate with all reasonable efforts in the handling and defense of such claim. Notwithstanding the foregoing, the City may engage its own attorney to defend or assist in its defense, and the Developer shall pay the reasonable costs and expenses thereof.

6.3 Any settlement of claims must fully release and discharge the Indemnified Group from any liability for such claims. The release and discharge shall be in writing and shall be subject to approval by the City, which approval shall not be unreasonably withheld or delayed. If Developer neglects or refuses to defend any of the Indemnified Group as required by this Agreement, any recovery or judgment against the Indemnified Group for a claim covered by this Agreement shall conclusively establish Developer's liability to the Indemnified Group in connection with such recovery or judgment. If the City desires to settle such dispute, the City shall be entitled to settle such dispute in good faith and Developer shall be liable for the amount of such settlement, and all expenses in connection with such settlement.

6.4 Insurance provisions set forth in this Agreement are separate and independent from the indemnity provisions of this Agreement and shall not be construed in any way to limit the scope and magnitude of the indemnity provisions of this Agreement. The indemnity provisions of this Agreement shall not be construed in any way to limit the scope and magnitude and applicability of the insurance provisions of this Agreement.

6.5 The indemnity provisions of this Agreement shall survive the termination of this Agreement.

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ARTICLE 7. SUBAGREEMENTS

7.1 Subordinate Development Agreements. The City and Developer hereby acknowledge that the development of the Property may be accomplished by Developer through a series of other agreements and arrangements. In connection therewith, it is anticipated and contemplated by the parties that there may be a desire to negotiate and enter into separate and subordinate development agreements with the City and/or Developer with respect to infrastructure Improvements, uses, plan approvals and other similar matters which may be the subject of separate agreements between the City and/or Developer. Upon the request of Developer the City shall timely meet with and negotiate with Developer such other agreements and arrangements necessary for the development of the Property.

ARTICLE 8. MEDIATION AND DEFAULT

8.1 Representatives. To further the cooperation of the parties in implementing this Agreement, the City and Developer each shall designate and appoint a representative to act as a liaison between the City and its various departments and the Developer. The initial representative for the City (the "City Representative") shall be the City Manager and the initial representative for the Developer shall be its project manager, as identified by the Developer from time to time (the "Developer Representative"). The representatives shall be available at all reasonable times to discuss and review the performance of the parties to this Agreement and the development of the Property.

8.2 Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try to settle the dispute through mediation before resorting to arbitration, litigation or some other dispute resolution procedure. In the event that the parties cannot agree upon the selection of a mediator within seven (7) days, either party may request the presiding judge of the Superior Court of Yuma County to assign a mediator from a list of mediators maintained by the Arizona Municipal Risk Retention Pool.

8.3 Default. Failure or unreasonable delay be any party to perform any term or provision of this Agreement for a period of ten (10) days after written notice thereof from another party shall constitute a default under this Agreement. If the default is of a nature which is not capable of being cured within ten (10) days, the cure shall be commenced within such period, and diligently pursued to completion. The notice shall specify the nature of the alleged default and the manner in which the default may be satisfactorily cured. In the event of a default hereunder by any party, the non-defaulting party shall be entitled to all remedies at both law and in equity, including, without limitation, specific performance and the right to perform the obligation(s) of which the defaulting party is in default and to immediately seek reimbursement from the defaulting party of all sums expended in order to cure such default, together with interest on all such sums from the date said sums are expended by the non-defaulting party for the purpose of curing the default to the date such sums are paid in full.

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ARTICLE 9. TERMINATION

9.1 Development Rights in the Event of Termination. Upon the termination of this Agreement as provided herein, the Developer shall have no further rights to develop the Property pursuant to this Agreement.

ARTICLE 10. CONFLICT OF INTEREST; REPRESENTATIVES NOT INDIVIDUALLY LIABLE

10.1. Conflict of Interest. Pursuant to Arizona law, rules and regulations, no member, official or employee of the City shall have any personal interest, direct or indirect, in this Agreement, nor shall any such member, official or employee participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is, directly or indirectly, interested.

10.2. No Personal Liability. No member, official or employee of the City shall be personally liable to Developer, or any successor or assignee, (a) in the event of any default or breach by the City, (b) for any amount which may become due to the Developer or its successor or assign, or (c) pursuant to any obligation of the City under the terms of this Agreement.

ARTICLE 11. FUTURE AGREEMENTS

It is anticipated and contemplated by the parties that there may be a desire to negotiate and enter into separate independent agreements for the benefit of both Developer and City. To this end the parties hereto agree to negotiate in good faith with regards to such agreements. Subject to availability of power, federal and state regulation, and to such contractual commitments and obligations that might exist, Developer agrees to negotiate with the City in good faith to supply electric power to the City, in the event City should gain legal authority to provide electric utility service pursuant to A.R.S. §§9-511 et seq., at its best fixed rate for twenty (20) years from the date of this Agreement.

ARTICLE 12. MISCELLANEOUS PROVISIONS

12.1. Notices. All notices and communications provided for herein, or given in connection herewith, shall be validly made if in writing and delivered personally or sent by registered or certified United States Postal Service mail, return receipt requested, postage prepaid to:

If to the City:	Ralph Velez, City Manager P.O. Box 1170 1090 Union St. San Luis, Arizona, 85349

If to the Developer:	Ron Pickett President Solar Wind Energy Tower, Inc. 1997 Annapolis Exchange Parkway Suite 300 Annapolis, Maryland 21401

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or to such other addresses as either party may from time to time designate in writing and deliver in a like manner. Any such change of address notice shall be given at least ten (10) days before the date on which the change is to become effective. Notices given by mail shall be deemed delivered 72 hours following deposit in the United States Postal Service in the manner set forth above.

12.2. Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the parties of the breach of any provision of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or of any other provision of this Agreement.

12.3. Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, and shall not control or affect the meaning or construction of any of the provisions of the Agreement.

12.4. Authority. The undersigned represent to each other that they have full power and authority to enter into this Agreement, and that all necessary actions have been taken to give full force and effect to this Agreement. The Developer represents and warrants that it is duly formed and validly existing and is in good standing under applicable state laws. The Developer and the City warrant to each other that the individuals executing this Agreement on behalf of their respective parties are authorized and empowered to bind the party on whose behalf each individual is signing. The Developer represents to the City that by entering into this Agreement, the Developer has bound the Property and all persons and entities having any legal or equitable interest therein to the terms of the Agreement.

12.5. Entire Agreement. This Agreement, including the following exhibits, constitutes the entire agreement between the parties. This provision applies only to the entirety of this Agreement only; additional and separate zoning stipulations and agreements with the City may apply to the Property, and this provision has no effect on them.

Exhibit A          Legal Description of Property

Exhibit B          Schedule of Performance

Exhibit C          Conceptual Plan

12.6. Amendment of the Agreement. This Agreement may be amended, in whole or in part and with respect to all or any portion of the Property, only with the mutual written consent of the parties to this Agreement or by their successors in interest or assigns. The City shall record the amendment or cancellation in the official records of the Yuma County Recorder.

12.7. Severability. If any other provision of the Agreement is declared void or unenforceable, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

12.8. Governing Law. The laws of the State of Arizona shall govern the interpretation and enforcement of this Agreement. The parties agree that the jurisdiction and venue for any action commenced in connection with this Agreement shall be proper only in a court of competent jurisdiction located in Yuma County, Arizona, and the parties hereby waive any right to object to such jurisdiction and venue. This agreement shall be subject to the provisions of A.R.S. §38-511.

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12.9. Recordation of Agreement and Subsequent Amendment; Cancellation. This Agreement, and any amendment or cancellation of it shall be recorded in the official records of the Yuma County Recorder no later than ten (10) days after the City and the Developer execute such agreement, amendment, or cancellation, as required by A.R.S. § 9-500.05.

12.10. Attorneys' Fees and Costs. If either party brings a legal action either because of a breach of this Agreement or to enforce a provision of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and court costs.

12.11. Notice of Conveyance or Assignment. The Developer shall give notice to the City of any sale of the entire Property at least ten (10) days prior to the effective date of the sale.

12.12. No Third-Party Beneficiaries. There are no third-party beneficiaries to this Agreement, and no person or entity not a party hereto shall have any right or cause of action hereunder.

12.13. No Agency Created. Nothing contained in this Agreement shall create any partnership, joint venture, or agency relationship between the parties.

12.14. Non-Liability of City Officials and Employees. Except for mandamus and other special actions, no member, official or employee of the City shall be personally liable to Developer, or any successor in interest, in the event of any default or breach by the City or for any amount that may become due to the Developer or successor, or under any obligation under the terms of this Agreement.

12.15. Successors and Assigns. The City agrees Developer upon written notice to the City may transfer or assign its rights and obligations under this Agreement to another entity or entities and Developer's successors and assigns shall be entitled to the rights granted to Developer herein and for performance of the Developer's obligations as set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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STATE OF ARIZONA	}
} SS.
County of YUMA	}

The foregoing instrument was acknowledged before me this 23rd day of April, 2014, by Gerardo Sanchez, Mayor of the City of San Luis, Arizona, a municipal corporation.

/s/ Angelica Cifuentes
Notary Public
[seal]

My commission expires: 05/11/15

STATE OF ARIZONA	}
} SS.
County of YUMA	}

The foregoing instrument was acknowledged before me this 23rd day of April, 2014, by Ron Rickett, President, on behalf on Solar Wind Energy Tower, Inc., a Nevada corporation

/s/ Angelica Cifuentes
Notary Public
[seal]

My commission expires: 05/11/15

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EXHIBIT A

Section 13, Township 11 South, Range 24 West, Gila and Salt River Base and Meridian, Official Records of Yuma County, Arizona, consisting of approximately 640 acres

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Schedule of Performance

Solar Wind Energy Tower, Inc. Project

San Luis, Arizona

DEVELOPMENT SCHEDULE OF DEVELOPER

PRECONSTRUCTION PHASE 12 to 36 months following approval of Development and Protected Development Rights Agreement.

•	Perform on-site cultural cultural assessment, if applicable
•	Perform on-site environmental & habitat assessment, if applicable
•	Complete National Environmental Policy Act (NEPA) Environmental Impact Statement, if applicable
•	Conduct sub-surface geological testing, if applicable
•	Complete final site plan
•	Prepare site: including onsite & offsite grading, utilities and paving
•	Commence construction

INITIAL CONSTRUCTION PHASE 12-18 months following Preconstruction Phase

•	Complete site work and construct support facilities, including but not limited to roadways, parking areas, and utility lines needed for construction of Tower purposes
•	Complete Tower foundation

TOWER CONSTRUCTION PHASE 18-24 months following Initial Construction Phase Complete Tower base and wind tunnels

•	Complete Tower
•	Install Equipment
•	Complete grid connection
•	Complete all roads, including development of County 24th and Avenue D improvements driveways, parking areas, walls, landscaping, support buildings and other structures for the operation of the Facility

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COMMISSIONING AND START UP PHASE 6-9 months following completion of construction

SCHEDULE OF GOVERNMENTAL APPROVALS

1) City agrees to timely and expeditiously process any application for rezoning and/or a conditional use permit for the Developer's Project. Developer agrees to pay all application and advertising costs associated with any rezoning and/or conditional use permit.

2) City agrees to timely and expeditiously process any building or developmental permit applications submitted to the City for the Developer's Project. Developer agrees to pay all fees and costs associated with the review and processing of such permit applications including the payment of outside consultants retained by the City.

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24TH STREET
ELECTRICAL SUB-STATION 100'x100'
VISITORS AND SECURITY 30'x40'
PARKING
RESERVIOR
4 ACRES
WATER TREATMENT FACILITY 200'X200'
ACCESS ROAD
PERSONNEL/ADMINISTRATION FACILITY 80'X100'
PARKING
2 acres
SECURITY AREA
RESERVIOR
4 ACRES
MAINTENANCE
FACILITY
100'x100'
AVENUE "C"
1 MILE
AVENUE "D"
SOLAR WIND ENERGY TOWER
CONCEPTUAL PLAN
NOTE: TOWER HEIGHT APPROX. 2,250'
25TH STREET
1 MILE